Exhibit 99.1


                                  Friedman's
                          The Value Leader Since 1920
                171 Crossroads Parkway - Savannah, Georgia 31422
                      PO Box 8025 - Savannah, Georgia 31412
                         (912) 233-9333 - (800) 545-9033



For Immediate Release


Contact:
         Jane D'Arcy
         Trion Communications
         (401) 453-3100 ext. 104
         jdarcy@trioncom.com


                          FRIEDMAN'S EXISTING LENDERS
                APPROVE PROPOSED CREDIT AGREEMENT RESTRUCTURING
                                      ---
      Company and Existing Lenders Agree to Interim Forbearance Agreement
                                      ---
          Friedman's Comments on Crescent Jewelers' Chapter 11 Filing


SAVANNAH, GA (August 20, 2004) - Friedman's Inc. (OTC non-BB: FRDM), the Value Leader in fine jewelry retailing, today announced that its existing lenders have agreed to the terms of the restructuring of the Company's existing secured credit facility contemplated by a commitment letter entered into with Farallon Capital Management, L.L.C. ("Farallon"), an affiliate of one of the lenders under the existing facility. As previously announced on August 5, the Amended and Restated Credit Facility would provide for total commitments of up to $135 million comprised of a senior revolving loan of up to $75 million and a $60 million junior term loan. The proposed transaction remains subject to negotiation and execution of definitive documentation and the satisfaction of customary closing conditions by August 31, 2004.

The Company announced that it has also entered into a Forbearance Agreement with the lenders under its existing amended and restated credit agreement which provides that the lenders will forbear from exercising their remedies with respect to any existing default until the earlier of August 31, 2004 or the occurrence of a new default. Under the Forbearance Agreement, Friedman's is required to complete the proposed restructuring transaction by August 31, 2004.

The extent to which Friedman's will be able to draw upon the availability under the restructured credit facility will depend upon, among other things, the Company's ability to enter into mutually acceptable vendor support agreements. The Company is in active discussions regarding implementation of the Company's vendor support program with an informal committee of creditors formed at Friedman's request.

Mr. Sam Cusano, Friedman's CEO, said "Friedman's greatly appreciates the support that our lenders have given to the Company and their commitment to making our proposed restructuring a success. We remain focused on completing definitive documentation and satisfying the closing conditions for our restructuring credit facility as well as successfully completing negotiations with our creditors regarding implementation of our vendor support program."
                                    -more-
Separately, Friedman's commented on its investment in Crescent Jewelers in light of Crescent's announcement last week that Crescent has filed a Chapter 11 bankruptcy reorganization case. Friedman's intends to actively participate in Crescent's chapter 11 case with the objective of maximizing the value of Friedman's claims and interests in Crescent for the benefit of Friedman's stakeholders. Friedman's appeared at Crescent's first day hearing held on August 16, 2004 in the United States Bankruptcy Court for the Northern District of California to support entry of interim relief on various first day motions filed by Crescent.

Friedman's also said that it planned to continue to provide certain services relating to accounting and information technology support, certain other back-office processing services and to permit Crescent to use Friedman's "The Value Leader" trademark on an interim basis subject to the Bankruptcy Court's approval of appropriate agreements that would authorize Crescent to assume the agreements and perform its related obligations on mutually acceptable terms. Crescent is currently in default of the payments required under these agreements and has asserted that it has claims on account of and defenses to payment in connection with the agreements.

Friedman's holds Crescent's Series A preferred stock which it acquired for $50 million in August, 2002, as well as a warrant which it acquired in 1999 to purchase 50% of the non-voting capital stock of Crescent Jewelers, Inc., a Delaware corporation, the owner of 100% of the common stock of Crescent, for $500,000. The warrant remains outstanding and unexercised, and was received by Friedman's in connection with credit enhancements previously extended by Friedman's on behalf of Crescent. Friedman's also presently has debt claims against Crescent in the amount of approximately $48 million. These debt claims consist of a senior subordinated note in the principal amount of $36.3 million issued by Crescent as well as accrued and unpaid amounts on account of dividends on the preferred stock, interest on the subordinated note, and under contractual arrangements between Friedman's and Crescent.

On March 16, 2004, Friedman's reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission that it expected to record a substantial impairment of its investment in Crescent in Friedman's fiscal 2003 financial statements and that financial information for Crescent previously included in Friedman's public filings should no longer be relied upon. While neither the valuation of Friedman's investment in Crescent or the 2003 financial statements have been finalized and Friedman's is unable at this time to make a precise estimate of the amount of such impairment, any recovery on Friedman's investment is now highly dependent on the outcome of Crescent's chapter 11 case including distributions made by Crescent to creditors and equityholders as part of Crescent's reorganization case.

The Company also announced that Thaddeus S. Jaroszewicz has resigned as a member of the Board of Directors. Chairman Allan Edwards said, "We thank Ted for his service and contributions to the board during what has been a difficult period for Friedman's."

About Friedman's

Founded in 1920, Friedman's Inc. is a leading specialty retailer based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers and regional malls. For more information, go to: www.friedmans.com.

This release has been prepared by Friedman's. Farallon provided information about its firm at www.faralloncapital.com.

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies, the obtaining of additional financing and similar matters, are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements. The forward-looking statements, the Company's liquidity, capital resources, ability to obtain additional financing and results of operations are subject to a number of risks and uncertainties, including but not limited to, the following: adverse effects from the Company's delay in paying suppliers and from suppliers not delivering merchandise; the ability of the Company to comply with the terms of its credit facility; the ability of the Company to satisfy all conditions precedent, including due diligence requirements, to any proposed additional financing; the willingness of the Company's vendors to participate in a vendor support program; potential adverse developments with respect to the Company's liquidity and/or results of operations; competitive pressures from other retailers; trends in the economy as a whole which may affect consumer confidence and consumer demand for the types of goods sold by the Company; the ability of the Company to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; potential adverse publicity; the ability of the Company to achieve the cost savings and operational benefits projected from its planned store closings; the final results of the audit including the review of the calculation of our allowance for doubtful accounts and any recordation of impairment charges; the results of the SEC and Justice Department investigations; the results of various litigation; the effect of the restatement on our credit facilities, including funding availability thereunder and our relationship with our lenders; the effect of the restatement on our future earnings, including any adjustments to previously announced earnings forecasts; and other risk factors identified from time to time in our SEC reports, including, but not limited to, the report on Form 10-K for the year ended September 28, 2002.

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